EXHIBIT 99.1

Hub Group, Inc. Reports Fourth Quarter 2020 Results

Highlights:

  Continued growth with strategic customers and a strong freight environment led to 9% Intermodal volume growth and 6% consolidated revenue growth in the quarter
  Revenue growth and strong cost controls resulted in fourth quarter net income of $22.4 million or $0.67 of diluted earnings per share; net income includes $4.7 million net of tax, or $0.14 per share, of insurance and claims, restructuring and acquisition expenses
  Executed on our long term investment strategy, including acquiring residential last mile delivery company NonStopDelivery, LLC (“NSD”) and growing our container and tractor fleet
  Generated EBITDA (non-GAAP)(1) of $63 million in the quarter, with solid liquidity at quarter end including $125 million in cash and cash equivalents

OAK BROOK, Ill., Feb. 04, 2021 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced fourth quarter 2020 net income of $22.4 million, or diluted earnings per share of $0.67. Net income includes $2.7 million ($0.08 per diluted share) of expenses related to a re-measurement of our insurance and claims reserve estimate (the “Insurance Charge”), $1.2 million ($0.04 per diluted share) of restructuring charges related to the closure of an office that supported our dedicated business (the “Restructuring Charge”), and $0.8 million ($0.02 per diluted share) of acquisition-related expenses. Net income for fourth quarter 2019 was $28.0 million, or $0.84 per diluted share.

“Continued strong freight market conditions, as well as our strategy to grow with strategic customers, resulted in 6% revenue growth in the quarter and 9% intermodal volume growth. We continue to provide a world-class customer experience while driving efficiency throughout our organization. Revenue growth in the fourth quarter of 2020, combined with our ongoing focus on cost control, led to EBITDA (non-GAAP)1 of $63 million. We continue to invest in our business, including through additions to our container and tractor fleet and our planned capital expenditures for 2021. The acquisition of NSD expanded our service offering into the fast-growing last mile delivery space, and we anticipate significant cross-sell opportunities with our customer base,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

Q4 2020 Results

Revenue for the fourth quarter of 2020 increased by 6% to $953 million compared with $901 million for the fourth quarter of 2019. Operating income for the quarter was $31 million versus $39 million for the fourth quarter of 2019.

Fourth quarter intermodal revenue increased 5% to $576 million primarily due to a 9% increase in volume, partially offset by lower customer pricing. Intermodal gross margin decreased compared to the prior year due to lower prices, $1.3 million of the Insurance Charge, increased purchased transportation costs and higher equipment repositioning costs, partially offset by volume growth and the benefits from operational improvements in our trucking operation.

Fourth quarter logistics revenue declined 1% to $182 million as growth of CaseStack retail supplier solutions and the acquisition of NSD in December was more than offset by the impact of lost customers. Gross margin declined due to lower revenue and higher purchased transportation costs, partially offset by growth with new customers and the acquisition of NSD.

Truck brokerage revenue grew 27% in the quarter to $126 million despite an 8% decline in volume. Contractual revenue represented 64% of total brokerage revenue in the fourth quarter of 2020 as compared to 78% in 2019. Truck brokerage gross margin increased relative to fourth quarter 2019 as higher margin spot freight offset the impact of higher purchased transportation costs on our contractual freight.

Dedicated revenue decreased 3% to $68 million compared to the prior year due to the impact of business we exited, partially offset by growth with new accounts. Dedicated gross margin decreased primarily due to the decline in revenue, $2.2 million of the Insurance Charge and higher driver and third party transportation costs.

Costs and expenses decreased to $74 million in the fourth quarter of 2020 compared to $87 million in the prior year due primarily to a decline in salaries and benefits expense related to variable compensation, lower professional fees and a reduction in travel expense, partially offset by the $1.5 million Restructuring Charge and $1.0 million of expenses related to the acquisition of NSD.

Capital expenditures for the fourth quarter of 2020 totaled $60 million, primarily for containers, tractors and technology investments. During the quarter we acquired NSD for $90 million in cash. At December 31, 2020, we had cash and cash equivalents of $125 million.

Full Year 2020 Results

Full year net income was $74 million, or diluted earnings per share of $2.19. For the full year, revenue declined 5% to $3.5 billion, and full year operating income was $106 million. Operating income as a percentage of revenue for fiscal year 2020 was 3.0%.

2021 Capital Expenditure Outlook

We expect capital expenditures for fiscal year 2021 to range from $150 million to $170 million, and primarily consist of investments to support growth in the business, including containers and tractors, as well as investments in technology. For 2021 we expect to add approximately 2,500 containers, which will result in net growth of approximately 2,000 after retirements of containers that have reached end of life. We are also planning to add approximately 750 tractors, 500 of which are for replacements of older units and 250 of which will support growth in our drayage and dedicated fleets.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of the non-GAAP financial measure contained in this press release to the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on February 4, 2021 to discuss our fourth quarter 2020 results.

Hosting the conference call will be Dave Yeager, Chairman and Chief Executive Officer. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UkGGsxaBNnfTBu.

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference. You may register at any time, including up to and after the call start time. On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration. The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other undeterminable areas; intermodal costs and prices, the integration of NSD and any other acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents, retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications. Hub Group assumes no liability to update any such forward-looking statements.

SOURCE:   Hub Group, Inc.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2020		2019
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$952,730	100.0%	$900,681	100.0%

Transportation costs	847,171	88.9%	774,821	86.0%
Gross margin	105,559	11.1%	125,860	14.0%

Costs and expenses:
Salaries and benefits	42,649	4.5%	53,311	5.9%
General and administrative	23,446	2.4%	26,354	3.0%
Depreciation and amortization	8,292	0.9%	7,331	0.8%
Total costs and expenses	74,387	7.8%	86,996	9.7%

Operating income	31,172	3.3%	38,864	4.3%

Other income (expense):
Interest expense	(2,048)	-0.2%	(2,468)	-0.3%
Other, net	(86)	0.0%	877	0.1%
Total other expense	(2,134)	-0.2%	(1,591)	-0.2%

Income before provision for income taxes	29,038	3.1%	37,273	4.1%

Provision for income taxes	6,650	0.7%	9,318	1.0%

Net income	$22,388		$27,955

Earnings per share
Basic	$0.67		$0.85
Diluted	$0.67		$0.84

Basic weighted average number of shares outstanding	33,212		32,982
Diluted weighted average number of shares outstanding	33,630		33,357

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Twelve Months Ended December 31,
	2020		2019
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$3,495,644	100.0%	$3,668,117	100.0%

Transportation costs	3,070,207	87.8%	3,147,047	85.8%
Gross margin	425,437	12.2%	521,070	14.2%

Costs and expenses:
Salaries and benefits	188,777	5.4%	235,963	6.4%
General and administrative	99,597	2.9%	104,206	2.8%
Depreciation and amortization	31,237	0.9%	28,481	0.8%
Total costs and expenses	319,611	9.2%	368,650	10.0%

Operating income	105,826	3.0%	152,420	4.2%

Other income (expense):
Interest expense	(9,746)	-0.3%	(10,994)	-0.3%
Other, net	20	0.0%	2,444	0.0%
Total other expense	(9,726)	-0.3%	(8,550)	-0.3%

Income before provision for income taxes	96,100	2.7%	143,870	3.9%

Provision for income taxes	22,541	0.6%	36,699	1.0%

Net income	$73,559		$107,171

Earnings per share
Basic	$2.22		$3.22
Diluted	$2.19		$3.20

Basic weighted average number of shares outstanding	33,180		33,284
Diluted weighted average number of shares outstanding	33,543		33,480

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2020	2019

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$124,506	$168,729
Accounts receivable trade, net	518,975	443,539
Accounts receivable other	1,265	3,237
Prepaid taxes	1,336	630
Prepaid expenses and other current assets	26,753	24,086
TOTAL CURRENT ASSETS	672,835	640,221

Restricted investments	23,353	22,601
Property and equipment, net	671,101	663,165
Right-of-use assets - operating leases	43,573	35,548
Right-of-use assets - financing leases	3,557	5,865
Other intangibles, net	163,953	120,967
Goodwill, net	508,555	484,459
Other assets	18,469	18,748
TOTAL ASSETS	$2,105,396	$1,991,574

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$285,320	$257,247
Accounts payable other	12,680	11,585
Accrued payroll	23,044	45,540
Accrued other	102,613	86,686
Lease liability - operating leases	10,093	8,567
Lease liability - financing leases	1,793	3,048
Current portion of long term debt	93,562	94,691
TOTAL CURRENT LIABILITIES	529,105	507,364

Long term debt	176,797	186,934
Non-current liabilities	42,910	36,355
Lease liability - operating leases	36,328	28,518
Lease liability - financing leases	8	1,820
Deferred taxes	162,325	155,304

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2020 and 2019	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2020 and 2019; 33,549,708 shares
outstanding in 2020 and 33,353,904 shares outstanding in 2019	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2020 and 2019	7	7
Additional paid-in capital	186,058	179,637
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,253,160	1,179,601
Accumulated other comprehensive loss	(191)	(186)
Treasury stock; at cost, 7,675,084 shares in 2020
and 7,870,888 shares in 2019	(266,065)	(268,734)
TOTAL STOCKHOLDERS' EQUITY	1,157,923	1,075,279
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,105,396	$1,991,574

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2020	2019

Cash flows from operating activities:
Net income	$73,559	$107,171
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	123,679	116,887
Deferred taxes	7,463	1,821
Compensation expense related to share-based compensation plans	17,053	16,286
Loss (gain) on sale of assets	907	(745)
Other operating activities	6,385	-
Changes in operating assets and liabilities, net of acquisitions:
Restricted investments	(752)	(3,365)
Accounts receivable, net	(47,219)	32,732
Prepaid taxes	(707)	(14)
Prepaid expenses and other current assets	(2,508)	3,447
Other assets	(2,177)	(3,786)
Accounts payable	5,594	(14,933)
Accrued expenses	(4,408)	(122)
Non-current liabilities	(1,915)	(870)
Net cash provided by operating activities	174,954	254,509

Cash flows from investing activities:
Proceeds from sale of equipment	3,289	10,025
Purchases of property and equipment	(115,306)	(94,847)
Acquisitions, net of cash acquired	(84,845)	(734)
Proceeds from the disposition of discontinued operations	-	19,439
Net cash used in investing activities	(196,862)	(66,117)

Cash flows from financing activities:
Repayments of long term debt	(198,741)	(105,653)
Purchase of treasury stock	-	(24,998)
Stock withheld for payments of withholding taxes	(7,963)	(3,984)
Finance lease payments	(3,066)	(2,954)
Proceeds from issuance of debt	187,475	56,494
Net cash used in financing activities	(22,295)	(81,095)

Effect of exchange rate changes on cash and cash equivalents	(20)	(3)

Net (decrease) increase in cash and cash equivalents	(44,223)	107,294
Cash and cash equivalents beginning of period	168,729	61,435
Cash and cash equivalents end of period	$124,506	$168,729

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2020	2019	2020	2019

Intermodal	$576,225	$547,975	$2,091,984	$2,166,382

Logistics	181,934	183,000	704,824	769,195

Truck brokerage	126,441	99,582	431,127	433,793

Dedicated	68,130	70,124	267,709	298,747

Total Revenue	$952,730	$900,681	$3,495,644	$3,668,117

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended December 31,
			Change	Change
	2020	2019	$	%

Net income	$22,388	$27,955	$(5,567)	-19.9%

Interest expense	2,048	2,468	(420)	-17.0%

Depreciation and amortization	31,881	30,168	1,713	5.7%

Provision for income taxes	6,650	9,318	(2,668)	-28.6%

EBITDA	$62,967	$69,909	$(6,942)	-9.9%

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Twelve Months
	Ended December 31,
			Change	Change
	2020	2019	$	%

Net income	$73,559	$107,171	$(33,612)	-31.4%

Interest expense	9,746	10,994	(1,248)	-11.4%

Depreciation and amortization	123,679	116,888	6,791	5.8%

Provision for income taxes	22,541	36,699	(14,158)	-38.6%

EBITDA	$229,525	$271,752	$(42,227)	-15.5%

See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.

1 For all non-GAAP measures presented, please see “Non-GAAP Financial Measure” and the reconciliations included in this press release.

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745